THE INFORMATION IN THIS PRICING SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT DELIVER THESE SECURITIES UNTIL A FINAL PRICING SUPPLEMENT IS DELIVERED. THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


        Subject to Completion, Pricing Supplement dated February 24, 2003

PROSPECTUS Dated June 11, 2002                      Pricing Supplement No. 34 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-83616
Dated June 11, 2002                                      Dated            , 2003
                                                                  Rule 424(b)(3)

                                    $
                                 MORGAN STANLEY
                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                                  Senior Notes

                              --------------------

                            MPS(SM) due June 15, 2010
                Linked to the Morgan Stanley Technology Index(SM)

       Market Participation Securities with Minimum Return Protection(SM)
                                   ("MPS(SM)")

Unlike ordinary debt securities, the MPS do not pay interest. Instead, at maturity you will receive for each $10 principal amount of MPS, the index-linked payment amount, which is equal to $10 multiplied by the product of each of the quarterly performance amounts of the Morgan Stanley Technology Index(SM), which we refer to as the MSH Index, over the term of the MPS, as described in this pricing supplement. In no event, however, will the payment at maturity be less than $11.14, which we refer to as the minimum payment amount. The minimum payment amount (111.40% of the issue price) represents a yield to maturity of 1.5% per annum on each $10 principal amount of MPS.

o    The principal amount and issue price of each MPS is $10.

o    We will not pay interest on the MPS.

o    The minimum payment amount for each MPS at maturity is $11.14.

o At maturity, you will receive for each MPS an index-linked payment amount equal to $10 multiplied by the product of the quarterly performance amounts of the MSH Index for each of the 29 quarterly valuation periods during the term of the MPS. However, if the index-linked payment amount is less than the minimum payment amount of $11.14, you will receive the minimum payment amount for each MPS.

     o The quarterly performance amount in each quarterly valuation period is equal to (i) the closing value of the MSH Index at the end of that quarterly valuation period divided by (ii) the closing value of the MSH Index at the beginning of that quarterly valuation period, subject
          to a maximum quarterly performance amount of               .

     o   The maximum quarterly performance amount is equivalent to a return of
         the MSH Index of    % in that quarter.

o Investing in the MPS is not equivalent to investing in the MSH Index or its component stocks.

o We will apply to list the MPS under the proposed symbol "MHT" on the American Stock Exchange LLC.

You should read the more detailed description of the MPS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of MPS."

The MPS involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-11.

                              --------------------
                                PRICE $10 PER MPS
                              --------------------

                                   Price to         Agent's        Proceeds to
                                    Public        Commissions        Company
                                   --------       -----------      -----------

Per MPS.........................      $               $                $
Total...........................      $               $                $

If you purchase at least 100,000 MPS in any single transaction and you comply with the holding period requirement described under "Supplemental Information Concerning Plan of Distribution" in this pricing supplement, the price will be
$       per MPS (   % of the issue price). In that case, the Agent's commissions
will be $       per MPS.

                                 MORGAN STANLEY

                      (This page intentionally left blank)

                          SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the MPS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The MPS are medium-term debt securities of Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.). The return on the MPS is linked to the performance of the MSH Index. These MPS combine features of debt and equity by offering at maturity repayment of the issue price, a minimum return and the opportunity to participate in the appreciation of the underlying MSH Index as measured by the index-linked payment amount. The MPS have been designed for investors who are willing to forego market floating interest payments on the MPS in exchange for the amount by which the index-linked payment amount or the minimum payment amount exceeds the principal amount of the MPS.

     "Market Participation Securities with Minimum Return Protection," "MPS" and "Morgan Stanley Technology Index" are our service marks.

Each MPS costs $10            We, Morgan Stanley, are offering Market
                              Participation Securities with Minimum Return
                              Protection(SM) due June 15, 2010 Linked to the
                              Morgan Stanley Technology Index(SM), which we refer to as the MPS(SM). The principal amount and issue price of each MPS is $10.

Payment at maturity linked    Unlike ordinary debt securities, the MPS do not
to the MSH Index with         pay interest. Instead, at maturity, you will
minimum return protection     receive for each $10 principal amount of MPS, $10
                              multiplied by the product of each of the quarterly
                              performance amounts of the MSH Index over the term
                              of the MPS, as described below. In any quarterly
                              valuation period, the maximum quarterly
                              performance amount is      (corresponding to a   %
                              quarterly increase in the value of the MSH). In no event, however, will the payment at maturity be less than $11.14, the minimum payment amount.

                                         111.40% Minimum Repayment

                              The minimum payment amount of $11.14 (111.40% of the issue price) represents a yield to maturity of 1.5% per annum on each $10 principal amount of MPS.

                                     Payment at Maturity Linked to the MSH

                              If the product of $10 multiplied by the product of each of the quarterly performance amounts of the MSH Index over the term of the MPS, which we refer to as the index-linked payment amount, is greater than $11.14, you will receive the index-linked payment amount for each $10 principal amount of MPS.

How the payment at maturity   The payment at maturity of the MPS, which we refer
is determined                 to as the maturity redemption amount, will be
                              determined by the calculation agent for the MPS as follows:

                              o First, determine the quarterly performance amount for each quarterly valuation period, which may be no greater than the maximum
                                  quarterly performance amount of   .

                              o Second, determine the index-linked payment amount by multiplying $10 by the product of each of the quarterly performance amounts.

                              o Last, if the index-linked payment amount is less than $11.14 (the minimum payment amount), you will receive the minimum payment amount for each MPS. If the index-linked payment amount is greater than the minimum payment amount, you will receive the index-linked payment amount for each MPS.

                              To determine the quarterly performance amount in any quarterly valuation period, the calculation agent will divide the level of the MSH Index on the last day of the quarterly valuation period by the level of the MSH Index on the first day of the quarterly valuation period. However, in no event will the quarterly performance amount exceed
                                        (or, measured in percentage terms, a   %
                              increase in the MSH) in any quarterly valuation period, and as a consequence, you will not participate in any quarterly increase in the level of the MSH Index to the extent that increase
                              exceeds   %.

                              Each quarterly valuation period will begin on a period valuation date and end on the immediately subsequent period valuation date, except that the first quarterly valuation period will begin on the day we offer the MPS for initial sale to the public. The MSH Index value for the first period
                              valuation date is    , the closing value of the
                              MSH Index on the day we offer the MPS for initial sale to the public.

                              The period valuation dates are the 15th of each March, June, September and December, beginning June 2003 through March 2010, and the final period valuation date is June 11, 2010, in each case subject to adjustment as described in the section of this pricing supplement called "Description of MPS--Period Valuation Dates."

The index-linked payment      Because your participation in quarterly increases
amount may be less than the   in the value of the MSH Index is limited by the
simple price return of the    maximum quarterly performance amount of    , or
MSH                               % per quarter, the return on your investment
                              in the MPS at maturity may be less than the
                              return you would have received if you had
                              invested $10 in an investment linked to the MSH
                              Index that measured the performance of the MSH
                              Index by comparing only the closing value of the
                              MSH Index at maturity with the closing value of
                              the MSH Index on the day we first offer the MPS
                              for initial sale to the public, which we refer to
                              as the simple index price return. The amount of
                              the discrepancy, if any, between the index-linked
                              payment amount and simple index price return will
                              depend on how often and by how much any quarterly
                              performance amounts exceed    , or    %, during
                              the 29 quarterly valuation periods over the term of the MPS.

                              Conversely, if the simple index price return over the term of the MPS is less than $11.14, the minimum payment amount of $11.14 per MPS will provide a higher return on your $10 investment than would an equal investment based directly on the MSH Index.

                              Please review the examples beginning on PS-7, under "Hypothetical Payouts on the MPS," which explain in more detail how the index-linked payment amount is calculated and how the return on your investment in the MPS may be more or less than the simple index price return.

                              You can review the historical values of the MSH Index for each calendar quarter in the period from January 1, 1998 through February 24, 2003 in the section of this pricing supplement called "Description of MPS--Historical Information." You should also review the historical quarterly percent change for the MSH Index as calculated for each calendar quarter in the period from January 1, 1995 through December 31, 2002 in Annex A to this pricing supplement. The payment of dividends on the stocks that underlie the MSH Index is not reflected in the level of the MSH Index and, therefore, has no effect on the calculation of the maturity redemption amount.

MS & Co. will be the          We have appointed our affiliate, Morgan Stanley &
calculation agent             Co. Incorporated, which we refer to as MS & Co.,
                              to act as calculation agent for JPMorgan Chase
                              Bank, the trustee for our senior notes. As calculation agent, MS & Co. will determine the quarterly performance amounts and the index-linked payment amount.

MS & Co. consults             Our subsidiary, MS & Co., developed and owns the
on the MHS Index              MSH Index and acts as consultant to the American
                              Stock Exchange LLC, which we refer to as the AMEX, in connection with the calculation and maintenance of the MSH Index. In its role as consultant, MS &
                              Co. has influence over the composition and calculation of the MSH Index, including in decisions regarding the addition and deletion of component securities and other methodological modifications to the MSH Index. The actions and judgments of MS & Co. may affect the value of the MSH Index and, consequently, could adversely affect the value of the MPS. You should read about certain potential conflicts that may exist because of our affiliation with MS & Co. in the section called "Risk Factors--Our affiliate, MS & Co., may have adverse economic interests as calculation agent for the MPS and as consultant for the MSH
                              Index."

                              MS & Co. maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the MPS to restrict the use of information relating to the calculation of the MSH Index prior to its dissemination. MS & Co. will carry out its duties and functions in connection with its determination of the MSH Index in good faith and using its reasonable judgment.

The MPS will be treated       The MPS will be treated as "contingent payment
as contingent payment debt    debt instruments" for U.S. federal income tax
instruments for               purposes, as described in the section of this
U.S. federal income tax       pricing supplement called "Description of
purposes                      MPS--United States Federal Income Taxation." Under
                              this treatment, if you are a U.S. investor, you will generally be subject to annual income tax based on the comparable yield of the MPS even though you will not receive any stated interest payments on the MPS. In addition, any gain recognized by U.S. investors on the sale or exchange, or at maturity, of the MPS generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of MPS--United States Federal
                              Income Taxation" and the section called "United
                              States Federal Taxation--Notes--Notes Linked to
                              Commodity Prices, Single Securities, Baskets of
                              Securities or Indices" in the accompanying prospectus supplement.

                              If you are a foreign investor, please read the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation."

                              You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the MPS.

Where you can find            The MPS are senior notes issued as part of our
more information on           Series C medium-term note program. You can find a
the MPS                       general description of our Series C medium-term
                              note program in the accompanying prospectus supplement dated June 11, 2002. We describe the basic features of this type of note in the sections of the prospectus supplement called
                              "Description of Notes--Floating Rate Notes" and
                              "--Notes Linked to Commodity Prices, Single
                              Securities, Baskets of Securities or Indices."

                              Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the MPS, you should read the "Description of MPS" section in this pricing supplement. You should also read about some of the risks involved in investing in MPS in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as MPS differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the MPS.

How to reach us               You may contact your local Morgan Stanley branch
                              office or our principal executive offices at 1585
                              Broadway, New York, New York 10036 (telephone number (212) 761-4000).

                         HYPOTHETICAL PAYOUTS ON THE MPS

     The index-linked payment amount is based on the closing value of the MSH Index on the period valuation dates for each quarterly valuation period. Because the value of the MSH Index may be subject to significant fluctuations over the term of the MPS, it is not possible to present a chart or table illustrating a complete range of possible payouts at maturity. The examples of the hypothetical payout calculations that follow are intended to illustrate the effect of general trends in the closing value of the MSH Index on the amount payable to you at maturity. However, the MSH Index may not appreciate or depreciate over the term of the MPS in accordance with any of the trends depicted by the hypothetical examples below, and the size and frequency of any fluctuations in the value of the MSH Index over the term of the MPS, which we refer to as the volatility of the MSH Index, may be significantly different than the volatility of the MSH Index implied by any of the examples.

     Assuming a maximum quarterly performance amount equal to 1.15 (equivalent to a quarterly return of the index of 15%), the index-linked payment amount for each of the examples below is calculated using the following formula:

     Index-linked Payment  =    $10 x (Product of each of the Quarterly
            Amount                       Performance Amounts)

            where,

                                         MSH Index value at end of
                                         Quarterly Valuation Period
    Quarterly Performance  =  lesser of  ---------------------------  and 1.15
            Amount                       MSH Index value at start of
                                         Quarterly Valuation Period

     Beginning on PS-9, we have provided examples of the hypothetical payouts on the MPS. Below is a simplified example to illustrate how the index-linked payment amount is calculated. For purposes of the following illustration, assume a hypothetical MPS with four quarterly valuation periods and an index with an initial value of 100.

     If the index closing value at the end of each quarterly valuation period is 109, 108, 129 and 108, respectively, the quarterly performance amount for each of the quarterly valuation periods would be as follows:

                    Index Value          Index Value
                    at start of           at end of                                  Quarterly
                Quarterly Valuation       Quarterly                       Index     Performance
    Quarter           Period          Valuation Period                 Performance     Amount
    -------     -------------------   ----------------                 -----------  -----------
                                                             109
  1st Quarter           100                  109             ---     =      1.09         1.09
                                                             100

                                                             108
  2nd Quarter           109                  108             ---     =    .99083       .99083
                                                             109

                                                             129                                 (lesser of
  3rd Quarter           108                  129             ---     =   1.19444         1.15    1.19444 and
                                                             108                                     1.15)

                                                             108
  4th Quarter           129                  108             ---     =    .83721       .83721
                                                             129


The index-linked payment amount equals $10 times the product of each of the quarterly performance amounts. Based on the quarterly performance amounts in the above example, the index-linked payment amount would be calculated as follows:

          $10   x   (1.09   x   .99083   x   1.15   x   .83721)   =   $10.39819

The index-linked payment amount of $10.39819 represents an increase of 3.9819% above the issue price of the MPS. Because the quarterly performance amount for the quarterly valuation period ending in the third quarter was limited to 1.15, the return of the index-linked payment amount as a percentage of the issue price is less than the simple return of the index. The simple return of the index, which we refer to as the simple index price return, would measure the overall performance of the index by dividing the closing value of the index at the end of the final quarterly valuation period by the closing value of the index on the day we offer the MPS for initial sale to the public and would be calculated as follows:

                                            108
      Simple Index Price Return    =  ------------------  x $10 = $10.80
                                            100

The simple index price return of $10.80 represents an increase of 8% above a hypothetical $10 investment based on the simple index price return rather than the index-linked payment amount.

                                *       *       *

The examples beginning on PS-9 are based on 29 quarterly valuation periods and the following hypothetical terms and assume a MSH Index value equal to 100.00 at the start of the first quarterly valuation period:

o    Issue Price per MPS: $10.00

o    Minimum Payment Amount: $11.14

o Maximum Quarterly Performance Amount: 1.15 (equivalent to a quarterly return of the MSH Index of 15%).

     As you review the examples, please note that although the maximum quarterly performance amount for any quarter is 1.15 (equivalent to a quarterly return of the MSH Index of 15%), in measuring the index performance for the subsequent quarter we will use the actual value of the MSH Index at the start of the quarterly valuation period for that subsequent quarter rather than the index value that would have resulted from an increase of 15% in the level of the MSH Index during the previous quarter. For example, in Example 2, the MSH Index increases from 124 to 144 for the period beginning December 15, 2004 and ending March 15, 2005, resulting in a MSH Index performance of 1.16129 (equivalent to an increase in the MSH Index of 16.129% in that quarter) and a quarterly performance amount of 1.15. Consequently, in the subsequent quarter the MSH Index performance is measured using 144 as the starting value of the MSH Index for that subsequent quarter rather than 142.60, the index value that would have resulted from an increase of 15% in the level of the MSH Index during the previous quarter.

     Quarters which resulted in an increase in the level of the MSH Index of 15% or greater are indicated in bold typeface below.

                                        ----------------------------------------
                                        Example 1
                                        Hypothetical               MPS Quarterly
                                        Ending Index   MSH Index    Performance
 Period Start              Period End      Value      Performance     Amount
                                        ----------------------------------------
March   , 2003            June 15. 2003     103         1.03000       1.03000
June 15, 2003        September 15, 2003     105         1.01942       1.01942
September 15, 2003    December 15, 2003     114         1.08571       1.08571
December 15, 2003        March 15, 2004     110         0.96491       0.96491
March  15, 2004           June 15, 2004     118         1.07273       1.07273
June 15, 2004        September 15, 2004     126         1.06780       1.06780
September 15, 2004    December 15, 2004     123         0.97619       0.97619
December 15, 2004        March 15, 2005     128         1.04065       1.04065
March 15, 2005            June 15, 2005     134         1.04688       1.04688
June 15, 2005        September 15, 2005     133         0.99254       0.99254
September 15, 2005    December 15, 2005     135         1.01504       1.01504
December 15, 2005        March 15, 2006     143         1.05926       1.05926
March 15, 2006            June 15, 2006     135         0.94406       0.94406
June 15, 2006        September 15, 2006     142         1.05185       1.05185
September 15, 2006    December 15, 2006     150         1.05634       1.05634
December 15, 2006        March 15, 2007     154         1.02667       1.02667
March 15, 2007            June 15, 2007     166         1.07792       1.07792
June 15, 2007        September 15, 2007     161         0.96988       0.96988
September 15, 2007    December 15, 2007     170         1.05590       1.05590
December 15, 2007        March 15, 2008     177         1.04118       1.04118
March 15, 2008            June 15, 2008     173         0.97740       0.97740
June 15, 2008        September 15, 2008     184         1.06358       1.06358
September 15, 2008    December 15, 2008     192         1.04348       1.04348
December 15, 2008        March 15, 2009     195         1.01563       1.01563
March  15, 2009           June 15, 2009     200         1.02564       1.02564
June 15, 2009        September 15, 2009     201         1.00500       1.00500
September 15, 2009    December 15, 2009     206         1.02488       1.02488
December 15, 2009        March 15, 2010     209         1.01456       1.01456
March 15, 2010            June 11, 2010     215         1.02871       1.02871
                                        ----------------------------------------
                                        Simple Index Price Return:     $21.50
                                             Index-linked Payment
                                                          Amount:      $21.50
                                          Minimum Payment Amount:      $11.14
                                              Maturity Redemption
                                                          Amount:      $21.50
                                        ----------------------------------------
(Table Continue)

                                        -----------------------------------------------------------------------------------
                                        Example 2                                  Example 3
                                        Hypothetical               MPS Quarterly   Hypothetical               MPS Quarterly
                                        Ending Index   MSH Index    Performance    Ending Index   MSH Index    Performance
 Period Start              Period End      Value      Performance      Amount         Value      Performance      Amount
                                        -----------------------------------------------------------------------------------
March   , 2003            June 15. 2003     104         1.04000       1.04000          105         1.05000       1.05000
June 15, 2003        September 15, 2003     107         1.02885       1.02885          111         1.05714       1.05714
September 15, 2003    December 15, 2003     126         1.17757       1.15000          135         1.21622       1.15000
December 15, 2003        March 15, 2004     105         0.83333       0.83333          113         0.83704       0.83704
March  15, 2004           June 15, 2004     118         1.12381       1.12381          136         1.20354       1.15000
June 15, 2004        September 15, 2004     126         1.06780       1.06780          161         1.18382       1.15000
September 15, 2004    December 15, 2004     124         0.98413       0.98413          145         0.90062       0.90062
December 15, 2004        March 15, 2005     144         1.16129       1.15000          142         0.97931       0.97931
March 15, 2005            June 15, 2005     125         0.86806       0.86806          136         0.95775       0.95775
June 15, 2005        September 15, 2005     131         1.04800       1.04800          163         1.19853       1.15000
September 15, 2005    December 15, 2005     136         1.03817       1.03817          165         1.01227       1.01227
December 15, 2005        March 15, 2006     161         1.18382       1.15000          188         1.13939       1.13939
March 15, 2006            June 15, 2006     136         0.84472       0.84472          155         0.82447       0.82447
June 15, 2006        September 15, 2006     130         0.95588       0.95588          171         1.10323       1.10323
September 15, 2006    December 15, 2006     142         1.09231       1.09231          143         0.83626       0.83626
December 15, 2006        March 15, 2007     156         1.09859       1.09859          161         1.12587       1.12587
March 15, 2007            June 15, 2007     175         1.12179       1.12179          190         1.18012       1.15000
June 15, 2007        September 15, 2007     157         0.89714       0.89714          192         1.01053       1.01053
September 15, 2007    December 15, 2007     165         1.05096       1.05096          166         0.86458       0.86458
December 15, 2007        March 15, 2008     191         1.15758       1.15000          177         1.06627       1.06627
March 15, 2008            June 15, 2008     181         0.94764       0.94764          207         1.16949       1.15000
June 15, 2008        September 15, 2008     161         0.88950       0.88950          181         0.87440       0.87440
September 15, 2008    December 15, 2008     189         1.17391       1.15000          218         1.20442       1.15000
December 15, 2008        March 15, 2009     195         1.03175       1.03175          195         0.89450       0.89450
March  15, 2009           June 15, 2009     200         1.02564       1.02564          200         1.02564       1.02564
June 15, 2009        September 15, 2009     205         1.02500       1.02500          202         1.01000       1.01000
September 15, 2009    December 15, 2009     208         1.01463       1.01463          170         0.84158       0.84158
December 15, 2009        March 15, 2010     207         0.99519       0.99519          203         1.19412       1.15000
March 15, 2010            June 11, 2010     215         1.03865       1.03865          215         1.05911       1.05911
                                        -----------------------------------------------------------------------------------
                                         Simple Index Price Return:    $21.50      Simple Index Price Return:     $21.50
                                              Index-linked Payment                      Index-linked Payment
                                                            Amount:    $19.66                         Amount:     $15.95
                                            Minimum Payment Amount:    $11.14         Minimum Payment Amount:     $11.14
                                        Maturity Redemption Amount:    $19.66     Maturity Redemption Amount:     $15.95
                                        -----------------------------------------------------------------------------------

     In Examples 1, 2 and 3, the value of the MSH Index increases 115% over the term of the MPS and ends above the initial value of 100. However, each example produces a different maturity redemption amount because the hypothetical performance of the MSH Index over the term of the MPS is different in each example.

o    In Example 1, the quarterly performance amount in each quarterly valuation period never exceeds the 15% maximum quarterly performance amount of 1.15, and consequently, the index-linked payment amount of $21.50 equals the simple index price return of $21.50. The amount payable at maturity is the index-linked payment amount of $21.50, representing a 115% increase above the issue price.

o    In Example 2, the value of the MSH Index increases more than 15% in the quarters ending December 15, 2003, March 15,
     2005, March 15, 2006, March 15, 2008 and December 15, 2008, and the quarterly performance amount for each of those periods is limited to the maximum of 1.15. Any significant decrease in the value of the MSH Index (see, for example, the quarters ending March 15, 2004 and June 15, 2006) is not subject to a corresponding limit. Consequently, the index-linked payment amount of $19.66 is less than the simple index price return of $21.50. Therefore, although the MSH
     Index increases 115% over the term of the MPS, the amount payable at maturity of the MPS is the index-linked payment amount of $19.66, representing a 96.6% increase above the issue price.

o    In Example 3, the value of the MSH Index increases more than 15% in the quarters ending December 15, 2003, June 15,
     2004, September 15, 2004, September 15, 2005, June 15, 2007, June 15, 2008, December 15, 2008 and March 15, 2010, and
     the quarterly performance amount for each of those periods is limited to the maximum of 1.15. Any significant decrease in the value of the MSH Index (see, for example, the quarters ending March 15, 2004, June 15, 2006, December 15, 2006 and December 15, 2009) is not subject to a corresponding limit. Consequently, the index-linked payment amount of $15.95 is less than the simple index price return of $21.50. Therefore, although the MSH Index increases 115% over the term of the MPS, the amount payable at maturity of the MPS is the index-linked payment amount of $15.95, representing a 59.5%
     increase above the issue price.


                                                            PS-9

                                          ---------------------------------------------------------------------------------------
                                          Example 4                                  Example 5
                                           Hypothetical               MPS Quarterly   Hypothetical               MPS Quarterly
                                           Ending Index   MSH Index    Performance    Ending Index   MSH Index    Performance
 Period Start                Period End       Value      Performance     Amount          Value      Performance      Amount
                                          ---------------------------------------------------------------------------------------
March   , 2003            June 15. 2003      105         1.05000       1.05000          94.91         0.94910        0.94910
June 15, 2003        September 15, 2003       98         0.93333       0.93333         108.70         1.14526        1.14526
September 15, 2003    December 15, 2003       93         0.94898       0.94898         128.13         1.17876        1.15000
December 15, 2003        March 15, 2004       96         1.03226       1.03226         108.20         0.84451        0.84451
March  15, 2004           June 15, 2004       90         0.93750       0.93750         134.20         1.24022        1.15000
June 15, 2004        September 15, 2004       87         0.96667       0.96667         120.57         0.89849        0.89849
September 15, 2004    December 15, 2004       88         1.01149       1.01149         138.02         1.14468        1.14468
December 15, 2004        March 15, 2005       90         1.02273       1.02273         139.56         1.01115        1.01115
March 15, 2005            June 15, 2005       87         0.96667       0.96667         143.03         1.02485        1.02485
June 15, 2005        September 15, 2005       80         0.91954       0.91954         199.31         1.39349        1.15000
September 15, 2005    December 15, 2005       81         1.01250       1.01250         251.46         1.26168        1.15000
December 15, 2005        March 15, 2006       77         0.95062       0.95062         263.61         1.04830        1.04830
March 15, 2006            June 15, 2006       78         1.01299       1.01299         259.11         0.98293        0.98293
June 15, 2006        September 15, 2006       75         0.96154       0.96154         264.24         1.01980        1.01980
September 15, 2006    December 15, 2006       82         1.09333       1.09333         317.49         1.20153        1.15000
December 15, 2006        March 15, 2007       80         0.97561       0.97561         433.99         1.36693        1.15000
March 15, 2007            June 15, 2007       82         1.02500       1.02500         523.18         1.20551        1.15000
June 15, 2007        September 15, 2007       90         1.09756       1.09756         512.62         0.97983        0.97983
September 15, 2007    December 15, 2007       87         0.96667       0.96667         521.51         1.01734        1.01734
December 15, 2007        March 15, 2008       85         0.97701       0.97701         376.38         0.72171        0.72171
March 15, 2008            June 15, 2008       81         0.95294       0.95294         280.89         0.74629        0.74629
June 15, 2008        September 15, 2008       80         0.98765       0.98765         278.91         0.99295        0.99295
September 15, 2008    December 15, 2008       78         0.97500       0.97500         225.36         0.80800        0.80800
December 15, 2008        March 15, 2009       78         1.00000       1.00000         264.24         1.17256        1.15000
March  15, 2009           June 15, 2009       82         1.05128       1.05128         235.95         0.89293        0.89293
June 15, 2009        September 15, 2009       83         1.01220       1.01220         227.81         0.96549        0.96549
September 15, 2009    December 15, 2009       80         0.96386       0.96386         180.77         0.79354        0.79354
December 15, 2009        March 15, 2010       81         1.01250       1.01250         145.79         0.80649        0.80649
March 15, 2010            June 11, 2010       85         1.04938       1.04938         155.12         1.06398        1.06398
                                        ---------------------------------------------------------------------------------------
                                        Simple Index Price Return:      $8.50         Simple Index Price Return:      $15.51
                                              Index-linked Payment                          Index-linked Payment
                                                           Amount:      $8.50                            Amount:       $7.95
                                           Minimum Payment Amount:     $11.14            Minimum Payment Amount:      $11.14
                                               Maturity Redemption                           Maturity Redemption
                                                           Amount:     $11.14                            Amount:      $11.14
                                        ---------------------------------------------------------------------------------------

     In Example 4, the value of the MSH Index decreases over the term of the MPS and ends below the initial value of 100.
The quarterly performance amount in each quarterly valuation period never exceeds the 15% maximum quarterly performance amount, and consequently, the index-linked payment amount of $8.50 equals the simple index price return of $8.50. Although the MSH Index decreases 15% over the term of the MPS, the amount payable at maturity of the MPS is the minimum payment amount of $11.14, representing a return that is 11.4% greater than the issue price.

                                                       *      *      *

     In Example 5, the value of the MSH Index increases over the term of the MPS and ends above the initial value of 100.
The value of the MSH Index increases more than 15% in the quarters ending December 15, 2003, June 15, 2004, September 15,
2005, December 15, 2005, December 15, 2006, March 15, 2007, June 15, 2007 and March 15, 2009, and the quarterly performance amount for each of those periods is limited to the maximum of 1.15. Any significant decrease in the value of the MSH Index
(see, for example, the quarters ending March 15, 2004, March 15, 2008, June 15, 2008, December 15, 2008, December 15, 2009
and March 15, 2010) is not subject to a corresponding limit. Consequently, the index-linked payment amount of $7.95 is less than the simple index price return of $15.51. Therefore, although the MSH Index increases 55.1% over the term of the MPS, the amount payable at maturity of the MPS is the minimum payment amount of $11.14, representing a return that is 11.4%
greater than the issue price.


                                  RISK FACTORS

     The MPS are not secured debt and, unlike ordinary debt securities, the MPS do not pay interest. Investing in the MPS is not equivalent to investing directly in the MSH Index. This section describes the most significant risks relating to the MPS. You should carefully consider whether the MPS are suited to your particular circumstances before you decide to purchase them.


MPS do not pay interest              The terms of the MPS differ from those of
like ordinary debt securities        ordinary debt securities in that we will
                                     not pay interest on the MPS. Because the index-linked payment amount due at maturity may be no greater than the minimum payment amount of $11.14, representing an effective yield to maturity of 1.5% per annum on the issue price of each MPS, the return on your investment in the MPS may be less than the amount that would be paid on an ordinary debt security. The return of only the minimum payment amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. The MPS have been designed for investors who are willing to forego market floating interest payments on the MPS in exchange for the amount by which the index-linked payment amount or the minimum payment amount exceeds the principal amount of the MPS.

MPS may not                          There may be little or no secondary market
be actively traded                   for the MPS. Although we will apply to list
                                     the MPS on the American Stock Exchange LLC, which we refer to as the AMEX, we may not meet the requirements for listing. Even if there is a secondary market, it may not provide significant liquidity. MS & Co.
                                     currently intends to act as a market maker for the MPS, but it is not required to do so.

Market price of the MPS              Several factors, many of which are beyond
will be influenced by many           our control, will influence the value of
unpredictable factors                the MPS, including:

                                     o the value of the MSH Index at any time
                                       and on each of the specific period
                                       valuation dates

                                     o the volatility (frequency and magnitude
                                       of changes in value) of the MSH

                                     o interest and yield rates in the market

                                     o economic, financial, political and
                                       regulatory or judicial events that affect the securities underlying the MSH Index or stock markets generally and that may affect the value of the MSH Index on the specific period valuation dates

                                     o the time remaining to the maturity of the
                                       MPS

                                     o the dividend rate on the stocks
                                       underlying the MSH

                                     o our creditworthiness

                                     Some or all of these factors will influence the price that you will receive if you sell your MPS prior to maturity. For example, you may have to sell your MPS at a substantial discount from the principal amount if market interest rates rise or if at the time of sale the index-linked payment amount calculated to that date is less than or equal to $10, indicating that the magnitude of the decreases in the value of the MSH Index during previous quarterly valuation periods is greater than the increases in the value of the MSH Index during previous quarterly valuation periods. Because of the compounding effect of previous quarterly performance amounts and the limited appreciation potential resulting from the maximum quarterly performance amount, the effect of several of these factors on the market price of the MPS, including the value of the MSH Index at the time of any such sale and the volatility of the MSH Index, will decrease over the term of the MPS.

                                     You cannot predict the future performance and volatility of the MSH Index based on its historical performance. We cannot guarantee that the quarterly performance of the MSH Index will result in an index-linked payment amount in excess of the minimum payment amount.

Investing in the MPS is not          Because the index-linked payment amount is
equivalent to investing in the       based on the compounded quarterly return of
MSH                                  the MSH Index on 29 period valuation dates
                                     during the term of the MPS and your
                                     participation in quarterly increases is
                                     limited to    %, it is possible for the
                                     return on your investment in the MPS (the
                                     effective yield to maturity) to be
                                     substantially less than the return of the
                                     MSH Index over the term of the MPS. As
                                     demonstrated by Examples 2 and 3 under
                                     "Hypothetical Payouts on the MPS" above,
                                     an investment in the MPS may result in a
                                     return at maturity that is less than the
                                     simple index price return. The amount of
                                     the discrepancy, if any, between the
                                     index-linked payment amount and simple
                                     index price return will depend on how
                                     often and by how much any quarterly
                                     performance amount exceeds      , or    %,
                                     during the 29 quarterly valuation periods over the term of the MPS.

                                     The maximum quarterly performance amount
                                     will operate to limit your participation in
                                     the increase in the value of the MSH Index
                                     during any quarterly valuation period to a
                                     maximum of    %, while your exposure to any
                                     decline in the value of the MSH Index
                                     during any quarterly valuation period will not be limited. It is possible that increases in the value of the MSH Index during some quarterly valuation periods will be offset by declines in the value of the MSH Index during other quarterly valuation periods during the term of the MPS. However, because of the limits on your participation in quarterly increases in the value of the MSH Index resulting from the
                                         % maximum quarterly performance amount,
                                     it is possible that increases in the value of the MSH Index that would otherwise offset declines in the value of the MSH Index will not in fact do so. Consequently, as demonstrated in Example 5 above, it is possible that the index-linked payment amount may be less than $11.14 even if the MSH Index increases more than 11.4% over the term of the MPS. In that case, you would receive the minimum payment amount, which represents a return on your investment that is less than the simple index price return on the MSH Index.

                                     You can review the historical values of the MSH Index for each calendar quarter in the period from January 1, 1998 through February 24, 2003 in the section of this pricing supplement called "Description of MPS--Historical Information." You should also review the historical quarterly percent change for the MSH Index as calculated for each calendar quarter in the period from January 1, 1995 through December 31, 2002 in Annex A to this pricing supplement.

Adjustments to the                   The American Stock Exchange, LLC, or the
MSH Index could                      AMEX, in consultation with MS & Co. is
adversely affect the                 responsible for calculating and maintaining
value of the MPS                     the MSH Index. The AMEX and MS & Co. can
                                     add, delete or substitute the stocks
                                     underlying the MSH Index or make other
                                     methodological changes that could change the value of the MSH Index. The AMEX and MS
                                     & Co.may discontinue or suspend calculation or dissemination of the MSH Index. The AMEX and MS & Co. are under no obligation to consider your interests as an investor in the MPS and will not do so. Any of these actions could adversely affect the value of the MPS.

Our affiliate, MS & Co., may         MS & Co., which is the calculation agent
have adverse economic interests      and which is also a consultant to the AMEX
as calculation agent for the         on the MSH Index, is our subsidiary. The
MPS and as consultant for the        MSH Index was developed and is owned by MS
MSH Index                            & Co. In its role as consultant to the
                                     AMEX, MS & Co. has influence over the
                                     composition and calculation of the MSH
                                     Index, including decisions regarding the addition or deletion of component securities and other methodological modifications to the MSH Index. The AMEX and MS & Co. are under no obligation to consider your interests as an investor in the MPS and will not do so. Certain judgments that MS & Co. could make as to the composition and calculation of the MSH
                                     Index could affect the value of the MSH
                                     Index and, consequently, could adversely affect the value of the MPS.

                                     In addition, as calculation agent, our
                                     affiliate MS & Co. will calculate the
                                     quarterly performance amounts and the
                                     index-linked payment amount. Determinations made by MS&Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index value in the event of a discontinuance of the MSH Index, may affect the index-linked payment amount.

                                     MS & Co. may discontinue or suspend
                                     calculation or publication of the MSH Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued MSH Index. MS & Co. could have an economic interest that is different than that of investors in the MPS insofar as, for example, MS & Co. is not precluded from considering other indices that are calculated and published by MS & Co. or any of its affiliates. If there is no appropriate successor index, at maturity the index-linked payment amount will be based on the quarterly performance amounts and index values determined using the stocks underlying the MSH Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the MSH Index last in effect prior to discontinuance of the MSH Index. Determining the index values in this manner without any annual or interim rebalancings is likely to lead to significantly different index values than would have been determined had the MSH Index not been discontinued and could adversely affect the index-linked payment amount. See "Description of MPS--MSH Index Index" and "--Discontinuance of the MSH Index; Alteration of Method of Calculation" below.

                                     The MSH Index is a service mark of ours and has been licensed for certain purposes to the AMEX in exchange for a fee.

Hedging and trading activity         We expect that MS & Co. and other
by the calculation agent and         affiliates will carry out hedging
its affiliates could potentially     activities related to the MPS (and possibly
adversely affect the value of        to other instruments linked to the MSH
the MSH Index                        Index or its component stocks), including
                                     trading in the stocks underlying the MSH
                                     Index as well as in other instruments
                                     related to the MSH Index. MS & Co. and some of our other subsidiaries also trade the stocks underlying the MSH Index and other financial instruments related to the MSH
                                     Index on a regular basis as part of their general broker-dealer businesses. Any of these hedging or trading activities could potentially affect the value of the MSH
                                     Index and, accordingly, could affect the payout to you on the MPS.

Technology company stock             The trading prices of technology companies'
prices are volatile, which will      common stocks have been and are likely to
directly affect the price            continue to be volatile. A technology
volatility of the MPS                company's stock price will fluctuate, and
                                     could fluctuate significantly, in response to various factors and events, including the following:

                                     o  differences between actual financial or
                                        operating results and those expected by
                                        investors and analysts;
                                     o  progress or setbacks in research or
                                        product development;
                                     o  announcements of technological
                                        innovations or new services by the
                                        company or its competitors;
                                     o  obsolescence of its products and
                                        technologies;
                                     o  changes in intellectual property or
                                        proprietary rights;
                                     o  announcements by the company or its
                                        competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
                                     o  failure to integrate or realize
                                        projected benefits from acquisitions;
                                        and
                                     o  fluctuations in financial or operating
                                        results.

The MSH Index is not                 Although the stocks underlying the MSH
necessarily representative of        Index are common stocks of companies
the technology industry, and         generally considered to be involved in
the composition of the               various aspects of the technology industry,
underlying stocks may change         price movements in the underlying stocks,
over time                            the MSH Index and the MPS may not correlate
                                     perfectly with price movements in the
                                     entire technology industry. If the
                                     underlying stocks or the MSH Index decline in value, your MPS may decline in value even if the technology industry as a whole rises in value. In addition, the composition of the securities underlying the MSH Index may change over time. There may be additions to the MSH Index of securities to which you may not want exposure or deletions of stocks to which you would want exposure.

You have no                          As an investor in the MPS, you will not
shareholder rights                   have voting rights or rights to receive
                                     dividends or other distributions or any
                                     other rights with respect to the stocks
                                     that underlie the MSH Index.

The MPS will be treated              You should also consider the U.S. federal
as contingent payment                income tax consequences of investing in the
debt instruments for                 MPS. The MPS will be treated as "contingent
U.S. federal income tax purposes     payment debt instruments" for U.S. federal
                                     income tax purposes, as described in the section of this pricing supplement called
                                     "Description of MPS--United States Federal
                                     Income Taxation." Under this treatment, if you are a U.S. investor, you will generally be subject to annual income tax based on the comparable yield of the MPS even though you will not receive any stated interest payments on the MPS. In addition, any gain recognized by U.S. investors on the sale or exchange, or at maturity, of the MPS generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called
                                     "Description of MPS--United States Federal
                                     Income Taxation" and the section called
                                     "United States Federal Taxation--Notes--
                                     Notes Linked to Commodity Prices, Single
                                     Securities, Baskets of Securities or
                                     Indices" in the accompanying prospectus
                                     supplement.

                                     If you are a foreign investor, please read the section of this pricing supplement called "Description of MPS-- United States Federal Income Taxation."

                                     You are urged to consult your own tax
                                     advisor regarding all aspects of the U.S.
                                     federal income tax consequences of
                                     investing in the MPS.

                               DESCRIPTION OF MPS

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "MPS" refers to each $10 principal amount of any of our MPS due June 15, 2010 Linked to the Morgan Stanley Technology Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.).

Principal Amount.....................  $

Original Issue Date
(Settlement Date)....................                    , 2003

Maturity Date........................  June 15, 2010, subject to extension in the event of a Market Disruption Event on the final Period Valuation Date for calculating the Index-linked Payment Amount.

                                       If, due to a Market Disruption Event or
                                       otherwise, the final Period Valuation
                                       Date is postponed so that it falls less
                                       than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that final Period Valuation Date as postponed. See "--Period Valuation Dates" below.

Specified Currency...................  U.S. dollars

CUSIP................................  61744Y140

Minimum Denominations................  $10

Issue Price..........................  $10 (100%)

Interest Rate........................  None

Maturity Redemption Amount...........  At maturity, you will receive for each
                                       MPS the Maturity Redemption Amount, equal to the greater of (i) the Index-linked Payment Amount and (ii) the Minimum Payment Amount.

                                       We shall, or shall cause the Calculation
                                       Agent to (i) provide written notice to
                                       the Trustee at its New York office, on
                                       which notice the Trustee may conclusively rely, and to the Depositary, which we refer to as DTC, of the Maturity Redemption Amount, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date) and (ii) deliver the aggregate cash amount due with respect to the MPS to the Trustee for delivery to DTC, as holder of the MPS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Discontinuance of the MSH Index; Alteration of Method of Calculation" and "--Book-Entry" below, and see "The Depositary" in the accompanying prospectus supplement.

Minimum Payment Amount...............  $11.14

Index-linked Payment Amount..........  The Index-linked Payment Amount is equal to (i) $10 times (ii) the product of the Quarterly Performance Amounts for each Quarterly Valuation Period over the term of the MPS.

Quarterly Performance Amount.........  With respect to any Quarterly Valuation
                                       Period, the Quarterly Performance Amount
                                       will be equal to the lesser of (i)    and
                                       (ii) a fraction, the numerator of which
                                       will be the Index Value on the Period
                                       Valuation Date at the end of such
                                       Quarterly Valuation Period and the
                                       denominator of which will be the Index
                                       Value on the Period Valuation Date at the
                                       beginning of such Quarterly Valuation
                                       Period, provided that for the first
                                       Quarterly Valuation Period, the
                                       denominator will be     , the Index Value
                                       on the day we offer the MPS for initial
                                       sale to the public.

Quarterly Valuation Periods..........  Each period from and including a Period
                                       Valuation Date to and including the
                                       immediately subsequent Period Valuation
                                       Date; provided that the first Quarterly
                                       Valuation Period will begin on the day we offer the MPS for initial sale to the public. The first Quarterly Valuation Period will be shorter than one calendar quarter.

Period Valuation Dates...............  The Period Valuation Dates will be (i)
                                       the 15th of each March, June, September
                                       and December, beginning June 2003 to and including March 2010, and (ii) June 11, 2010, in each such case subject to adjustment if such date is not a Trading Day or if a Market Disruption Event occurs on such date as described in the two following paragraphs.

                                       If any scheduled Period Valuation Date
                                       occurring from and including June 2003 to and including March 2010 is not a Trading Day or if a Market Disruption Event occurs on any such date, such Period Valuation Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event occurs on any of the scheduled Period Valuation Dates occurring from and including June 2003 to and including March 2010 and on each of the five Trading Days immediately succeeding that scheduled Period Valuation Date, then (i) such fifth succeeding Trading Day will be deemed to be the relevant Period Valuation Date, notwithstanding the occurrence of a Market Disruption Event on such day, and
                                       (ii) with respect to any such fifth
                                       Trading Day on which a Market Disruption
                                       Event occurs, the Calculation Agent will determine the value of the MSH Index on such fifth Trading Day in accordance with the formula for calculating the value of the MSH Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each security most recently comprising the MSH Index.

                                       If June 11, 2010 (the final Period
                                       Valuation Date) is not a Trading Day or
                                       if there is a Market Disruption Event on such day, the final Period Valuation Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Index Value..........................  The Index Value on any Trading Day will equal the official closing value of the
                                       MSH Index or any Successor Index (as
                                       defined under "--Discontinuance of the
                                       MSH Index; Alteration of Method of
                                       Calculation" below) published following
                                       the close of the principal trading
                                       sessions of the New York Stock Exchange
                                       (the "NYSE") and the Nasdaq National
                                       Market on that Trading Day. In certain
                                       circumstances, the Index Value will be
                                       based on the alternate calculation of the MSH Index described under
                                       "--Discontinuance of the MSH Index;
                                       Alteration of Method of Calculation."

Trading Day..........................  A day, as determined by the Calculation
                                       Agent, on which trading is generally
                                       conducted on the NYSE, the AMEX, the
                                       Nasdaq National Market, the Chicago
                                       Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated Note.  Book Entry. The MPS will be issued in the form of one or more fully registered
                                       global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC will be the only registered holder of the MPS. Your beneficial interest in the MPS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by you or to be taken by you refer to actions taken or to be taken by DTC upon instructions from its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the MPS, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered Global Securities" in the accompanying prospectus.

Senior Note or Subordinated Note.....  Senior

Trustee..............................  JPMorgan Chase Bank (formerly known as
                                       The Chase Manhattan Bank)

Agent................................  Morgan Stanley & Co. Incorporated and its
                                       successors ("MS & Co.")

Market Disruption Event..............  "Market Disruption Event" means, with respect to the MSH Index, the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the MSH Index (or the Successor Index) on the Relevant Exchanges for such securities for the same period of trading longer than two hours or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the MSH Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the MSH Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

                                       For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the MSH Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the MSH Index shall be based on a comparison of
                                       (x) the portion of the level of the MSH
                                       Index attributable to that security
                                       relative to (y) the overall level of the MSH Index, in each case immediately before that suspension or limitation.

                                       For purposes of determining whether a
                                       Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the MSH Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the MSH Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the MSH Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange....................  "Relevant Exchange" means the primary
                                       U.S. organized exchange or market of
                                       trading for any security then included in the MSH Index or any Successor Index.

Alternate Exchange Calculation
in Case of an Event of Default.......  In case an event of default with respect to the MPS shall have occurred and be
                                       continuing, the amount declared due and
                                       payable for each MPS upon any
                                       acceleration of the MPS will be equal to the Maturity Redemption Amount determined as though the Index Value for any Period Valuation Date scheduled to occur on or after such date of acceleration were the Index Value on the date of acceleration. Therefore, the Quarterly Performance Amount for the then current Quarterly Valuation Period would be equal to the Index Value on the date of acceleration divided by the Index Value on the Period Valuation Date at the beginning of such Quarterly Valuation Period, and the Quarterly Performance Amount for each remaining Quarterly Valuation Period would be equal to 1.

                                       If the maturity of the MPS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Maturity Redemption Amount and the aggregate cash amount due with respect to the MPS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent....................  MS & Co.

                                       All determinations made by the
                                       Calculation Agent will be at the sole
                                       discretion of the Calculation Agent and
                                       will, in the absence of manifest error,
                                       be conclusive for all purposes and
                                       binding on you and on us.

                                       All calculations with respect to the
                                       Index-linked Payment Amount and the
                                       Quarterly Performance Amount will be
                                       rounded to the nearest one
                                       hundred-thousandth, with five
                                       one-millionths rounded upward (e.g.,
                                       .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per MPS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of MPS will be rounded to the nearest cent, with one-half cent rounded upward.

                                       Because the Calculation Agent is our
                                       affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the MPS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Value, the Index-linked Payment Amount, the Quarterly Performance Amount or whether a Market Disruption Event has occurred. See "--Discontinuance of the MSH Index; Alteration of Method of Calculation" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

MSH Index............................  We have derived all information contained in this pricing supplement regarding the MSH Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, MS & Co. and the AMEX. The MSH Index was developed by, and is owned by, our subsidiary, MS & Co., and is calculated and maintained by AMEX in consultation with MS & Co. Neither MS & Co. nor the

                                       AMEX has any obligation to continue to
                                       calculate and publish, and may
                                       discontinue calculation and publication
                                       of, the MSH Index.

                                       The MSH Index is comprised of 35 actively traded stocks of U.S. companies in the computer and technology industries with large market capitalizations. Publication of the MSH Index began on June 30, 1995, based on an initial value of 200 as of the close of trading on December 16, 1994. The MSH Index value was split 2-for-1 on March 20, 2000.

                                       The MSH Index is calculated using an
                                       "equal dollar-weighting" methodology
                                       designed to ensure that each of the
                                       component stocks is represented in
                                       approximately equal dollar amounts in the Index. In calculating the initial "equal dollar-weighting" of component stocks, the AMEX, using closing prices on December 16, 1994, calculated the number of shares that would represent an investment of $300,000 in each of the stocks contained in the Index (to the nearest whole share). The value of the MSH Index on any date equals the current market value (based on U.S. primary market prices) of the assigned number of shares of each of the stocks in the MSH Index divided by the current MSH Index divisor. The MSH Index divisor was initially calculated to yield a benchmark value of 200 at the close of trading on December 16, 1994. Annually thereafter, following the close of trading on the third Friday of December, the AMEX has adjusted and plans to continue to adjust the MSH Index portfolio, without changing the value of the MSH Index, by changing the number of shares of each component stock so that each company is again represented in "equal" dollar amounts. If necessary, the AMEX adjusts the divisor to ensure continuity of the MSH Index's value. The newly adjusted portfolio becomes the basis for the MSH Index's value on the first trading day following the annual adjustment.

                                       Subject to the maintenance criteria
                                       discussed below, the number of shares of each component stock in the MSH Index will remain fixed between annual reviews except in the event of certain types of corporate actions, such as the payment of a dividend (other than an ordinary cash dividend), stock distributions, stock splits, reverse stock splits, rights offerings, distributions, reorganizations, recapitalizations, or similar events with respect to a MSH Index component stock. In a merger or consolidation of an issuer of a component security, if the security remains in the MSH Index, the number of shares of that security will be adjusted, if necessary, to the nearest whole share, to maintain the component's relative weight in the MSH Index at the level immediately prior to the corporate action. In the event of a stock replacement, the average dollar value of the remaining MSH Index components will be calculated and that amount invested in the replacement stock, rounded to the nearest whole share. In all cases, the divisor will be adjusted, if necessary, to ensure MSH Index continuity. The divisor and other statistics based on the MSH Index is published and disseminated daily by the AMEX, on Bloomberg Financial Markets and Reuters Limited.

                                       A current list of the issuers of the
                                       component stocks of the MSH Index and the weighting of each component stock as of February

                                       21, 2003, as a percentage of the total
                                       index capitalization, is set forth below.
                                       (The weighting of each stock is equal
                                       upon annual rebalancing, but varies
                                       throughout the year as the component
                                       stocks rise and fall in value compared to other component stocks.)

                                                                               Stock        %
                                       Company Name                           Exchange   Weights
                                       ------------                           --------   -------
                                       Accenture Limited "A"................    NYSE      2.67%
                                       Agilent Technologies.................    NYSE      2.05%
                                       Amazon.com, Inc......................   NASDAQ     2.85%
                                       AOL Time Warner, Inc.................    NYSE      2.31%
                                       Apple Computer, Inc..................   NASDAQ     3.06%
                                       Applied Materials, Inc...............   NASDAQ     2.82%
                                       Automatic Data Processing, Inc.......    NYSE      2.51%
                                       Broadcom Corporation "A".............   NASDAQ     2.81%
                                       Cisco Systems, Inc...................   NASDAQ     3.15%
                                       Computer Associates Int'l, Inc.......    NYSE      3.09%
                                       Dell Computer Corporation............   NASDAQ     2.82%
                                       EBAY, Inc............................   NASDAQ     3.23%
                                       Electronic Arts, Inc.................   NASDAQ     2.89%
                                       Electronic Data Systems Corp.........    NYSE      2.55%
                                       EMC Corporation......................    NYSE      3.94%
                                       First Data Corporation...............    NYSE      2.83%
                                       Flextronics Inernational.............   NASDAQ     2.78%
                                       Hewlett-Packard Company..............    NYSE      2.77%
                                       Intel Corporation....................   NASDAQ     2.93%
                                       International Business Machines Corp.    NYSE      2.91%
                                       Intuit, Inc..........................   NASDAQ     2.68%
                                       Juniper Networks, Inc................   NASDAQ     3.56%
                                       Micron Technology....................    NYSE      2.23%
                                       Microsoft Corporation................   NASDAQ     2.67%
                                       Motorola, Inc........................    NYSE      2.69%
                                       Nokia Corporation ADS................    NYSE      2.50%
                                       Oracle Corporation...................   NASDAQ     3.36%
                                       PeopleSoft, Inc......................   NASDAQ     2.86%
                                       Qualcomm Inc.........................   NASDAQ     2.70%
                                       STMicroelectronics N.V...............    NYSE      2.66%
                                       Tellabs, Inc.........................   NASDAQ     2.45%
                                       Texas Instruments, Inc...............    NYSE      2.98%
                                       Veritas Software Corporation.........   NASDAQ     3.19%
                                       Xilinx, Inc..........................   NASDAQ     3.11%
                                       Yahoo! Inc...........................   NASDAQ     3.38%

                                       Source: AMEX

                                       The composition of the MSH Index is
                                       reviewed annually to ensure that the
                                       component stocks meet certain minimum
                                       capitalization, trading volume and
                                       listing requirements and to ensure that
                                       at least 90% of the MSH Index's numerical value satisfies AMEX criteria for standardized options trading. In addition to the annual rebalancings, if at any time between annual rebalancing the top five component securities, by weight, account for more than one-third of the weight of the MSH Index, the MSH Index will be similarly rebalanced. The component stocks of the MSH Index may be changed at any time for any reason.

                                       None of Morgan Stanley, the AMEX, MS &
                                       Co. or any of our affiliates guarantees
                                       the accuracy and/or the completeness of
                                       the MSH Index or any data included
                                       therein and neither shall have any
                                       liability for any errors, omissions, or
                                       interruptions therein. None of Morgan
                                       Stanley, the AMEX, MS & Co. or any of our affiliates makes any warranty, express or implied, as to results to be obtained by us, owners of the MPS, or any other person or entity from the use of the MSH Index or any data included therein. The AMEX makes no express or implied warranties, and expressly disclaims all warranties, or merchantability or fitness for a particular purpose or use with respect to the MSH Index or any data included therein. Without limiting any of the foregoing, in no event shall any of Morgan Stanley, the AMEX, MS & Co. or any of our affiliates have any liability for any lost profits or indirect, punitive, special or consequential damages, even if notified of the possibility thereof. There are no third party beneficiaries of any agreements or arrangements between the AMEX and us. We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the component stocks of the MSH Index, including selling products and/or services to, purchasing products and/or services from, extending loans to or making equity investments in any of such issuers or providing advisory services to such issuers, including merger and acquisition advisory services. In the course of such business, we, or our affiliates, may acquire non-public information with respect to such companies and, in addition, one or more of our affiliates may publish research reports with respect to such issuers. The statements in the preceding sentence are not intended to affect the right of holders of the MPS under the securities laws. You should undertake an independent investigation of the issuers of the component stocks of the MSH Index and of the MSH Index to the extent required, in your judgment, to allow you to make an informed decision with respect to an investment in the MPS.

                                       Adverse Economic Interests of MS & Co.

                                       Because MS & Co. is our subsidiary, it
                                       may have economic interests adverse to
                                       investors in the MPS, including with
                                       respect to certain determinations and
                                       judgments made in determining the MSH
                                       Index. The policies and judgments of MS &
                                       Co. concerning additions, deletions and
                                       substitutions of the stocks underlying
                                       the MSH Index and the manner in which
                                       certain changes affecting such underlying stocks are taken into account in the calculation of the MSH Index may affect the value of the MSH Index. It is also possible that the AMEX, either independently or in consultation with MS & Co., may discontinue or suspend calculation or dissemination of the MSH Index and that, consequently, MS & Co., as Calculation Agent, would have to select a successor or substitute index, or itself calculate index values, from which to calculate any quarterly performance amount or the index-linked payment amount. Any such actions or judgments could adversely affect the value of the MPS.

                                       MS & Co. maintains policies and
                                       procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the MPS to restrict the use of information relating to the calculation of the MSH Index prior to its dissemination. MS & Co. will carry out its duties and functions in connection with its determination of the MSH Index in good faith and using its reasonable judgment.

                                       It is also possible that any advisory
                                       services that our affiliates provide in
                                       the course of any business with the
                                       issuers of the component stocks could
                                       lead to actions on the part of such
                                       underlying issuers which might adversely affect the level of the MSH Index.

Discontinuance of the MSH Index;
Alteration of Method of Calculation..  If the AMEX or MS & Co. discontinues publication of the MSH Index and the AMEX or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued MSH Index (such index being referred to herein as a "Successor Index"), then any subsequent Index Value will be determined by reference to the value of such Successor Index at the regular official weekday close of the principal trading session of the NYSE, the AMEX, the Nasdaq National Market or the relevant exchange or market for the Successor Index on the date that any Index Value is to be determined.

                                       Upon any selection by the Calculation
                                       Agent of a Successor Index, the
                                       Calculation Agent will cause written
                                       notice thereof to be furnished to the
                                       Trustee, to Morgan Stanley and to DTC, as holder of the MPS, within three Trading Days of such selection. We expect that such notice will be passed on to you, as beneficial owner of the MPS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                       If the AMEX or MS & Co. discontinues
                                       publication of the MSH Index prior to,
                                       and such discontinuance is continuing on, any Period Valuation Date and MS & Co., as the Calculation Agent determines that no Successor Index is available at such time, then in its sole discretion, the Calculation Agent will determine the Index Value for such date. The Index Value will be computed by the Calculation Agent in accordance with the formula for calculating the MSH Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently comprising the MSH Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the MSH Index may adversely affect the value of the MPS.

                                       If at any time the method of calculating the MSH Index or a Successor Index, or the value thereof, is changed in a material respect, or if the MSH Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the MSH Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the MSH Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Value and the Index-linked Payment Amount with reference to the MSH Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the MSH Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the MSH Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information...............  The following table sets forth the high and low Index Values, as well as
                                       end-of-quarter Index Values, of the MSH
                                       Index for each quarter in the period from January 1, 1998 through February 21, 2003. The Index Value on February 24, 2003 was 286.13. We obtained the information in the table below from Bloomberg Financial Markets, and we believe such information to be accurate.

                                       The historical values of the MSH Index
                                       should not be taken as an indication of
                                       future performance or future volatility, and no assurance can be given as to the level of the MSH Index on any Period Valuation Date. We cannot give you any assurance that the performance of the MSH Index will result in an Index-linked Payment Amount in excess of $11.14.

                                                                 High       Low     Period End
                                                                 ----       ---     ----------
                                       1998:
                                         First Quarter......    271.67     211.42     271.24
                                         Second Quarter.....    299.88     259.61     297.90
                                         Third Quarter......    327.46     240.07     286.89
                                         Fourth Quarter.....    437.73     240.52     437.23
                                       1999:
                                         First Quarter......    517.33     442.42     510.23
                                         Second Quarter.....    579.62     475.83     579.62
                                         Third Quarter......    641.32     545.18     615.83
                                         Fourth Quarter.....    924.65     591.79     920.78
                                       2000:
                                         First Quarter......  1,162.86     851.55   1,061.99
                                         Second Quarter ....  1,077.40     822.11   1,015.92
                                         Third Quarter......  1,116.79     951.21     951.21
                                         Fourth Quarter.....    957.55     628.24     668.22


                                     PS-25

                                                                 High       Low     Period End
                                                                 ----       ---     ----------
                                       2001:
                                         First Quarter......    816.86     524.28     524.28
                                         Second Quarter ....    640.69     465.10     579.41
                                         Third Quarter......    577.15     361.47     373.77
                                         Fourth Quarter.....    555.20     368.80     507.03
                                       2002:
                                         First Quarter......    553.40     421.52     454.81
                                         Second Quarter ....    462.38     321.98     332.22
                                         Third Quarter......    338.58     238.60     238.60
                                         Fourth Quarter.....    343.77     227.32     287.69
                                       2003:
                                         First Quarter (through
                                          February 24,
                                          2003).............    327.87     272.28     286.13

                                       You should also review the historical
                                       quarterly performance of the MSH Index
                                       for each calendar quarter in the period
                                       from January 1, 1995 through December 31,
                                       2002 in Annex A to this pricing
                                       supplement.

Use of Proceeds and Hedging..........  The net proceeds we receive from the sale of the MPS will be used for general
                                       corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the MPS. See also "Use of Proceeds" in the accompanying prospectus.

                                       On or prior to the date of this pricing
                                       supplement, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the MPS by taking positions in the stocks underlying the MSH Index, in futures or options contracts or exchange traded funds on the MSH Index or its component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. In the event that we pursue such a hedging strategy, the price at which we are able to purchase such positions may be a factor in determining the pricing of the MPS. Purchase activity could potentially increase the value of the MSH Index, and therefore effectively increase the level of the MSH Index that must prevail on the Period Valuation Dates in order for you to receive at maturity a payment per MPS that exceeds the Minimum Payment Amount. Although we have no reason to believe that our hedging activity will have a material impact on the value of the MSH Index, we cannot give any assurance that we will not affect such value as a result of our hedging activities. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the MPS, including on the Period Valuation Dates, by purchasing and selling the stocks underlying the MSH Index, futures or options contracts or exchange traded funds on the MSH Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling all or part of our hedge position on one or more Period Valuation Dates.

Supplemental Information Concerning
Plan of Distribution.................  Under the terms and subject to conditions contained in the U.S. distribution
                                       agreement referred to in the prospectus
                                       supplement under "Plan of Distribution,"
                                       the Agent, acting as principal for its
                                       own account, has agreed to purchase, and
                                       we have agreed to sell, the principal
                                       amount of MPS set forth on the cover of
                                       this pricing supplement. The Agent
                                       proposes initially to offer the MPS
                                       directly to the public at the public
                                       offering price set forth on the cover
                                       page of this pricing supplement; provided
                                       that the price will be $      per MPS for
                                       purchasers of 100,000 or more MPS in any
                                       single transaction, subject to the
                                       holding period requirements described
                                       below. The Agent may allow a concession
                                       not in excess of   % of the principal
                                       amount of the MPS to other dealers, which
                                       may include Morgan Stanley & Co.
                                       International Limited. We expect to
                                       deliver the MPS against payment therefor
                                       in New York, New York on       , 2003.
                                       After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

                                       Where an investor purchases 100,000 or
                                       more MPS in a single transaction at the
                                       reduced price, approximately     % of the
                                       MPS purchased by the investor (the
                                       "Delivered MPS") will be delivered on
                                       the Settlement Date. The balance of
                                       approximately   % of the MPS (the
                                       "Escrowed MPS") purchased by the
                                       investor will be held in escrow at MS &
                                       Co. for the benefit of the investor and
                                       delivered to such investor if the
                                       investor and any accounts in which the
                                       investor may have deposited any of its
                                       Delivered MPS have held all of the
                                       Delivered MPS for 30 calendar days
                                       following the Original Issue Date or any shorter period deemed appropriate by the Agent. If an investor or any account in which the investor has deposited any of its Delivered MPS fails to satisfy the holding period requirement, as determined by the Agent, all of the investor's Escrowed MPS will be forfeited by the investor and not delivered to it. The Escrowed MPS will instead be delivered to the Agent for sale to investors. This forfeiture will have the effect of increasing the purchase price per MPS for such investors to 100% of the principal amount of the MPS. Should investors who are subject to the holding period requirement sell their MPS once the holding period is no longer applicable, the market price of the MPS may be adversely affected. See also "Plan of Distribution" in the accompanying prospectus supplement.

                                       In order to facilitate the offering of
                                       the MPS, the Agent may engage in
                                       transactions that stabilize, maintain or otherwise affect the price of the MPS. Specifically, the Agent may sell more MPS than it is obligated to purchase in connection with the offering, creating a naked short position in the MPS for its own account. The Agent must close out any naked short position by purchasing the MPS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the MPS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, MPS in the open market to stabilize the price of the MPS. Any of these activities may raise or maintain the market price of the MPS above independent market levels or prevent or retard a decline in the market price of the MPS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

                                       No action has been or will be taken by
                                       us, the Agent or any dealer that would
                                       permit a public offering of the MPS or
                                       possession or distribution of this
                                       pricing supplement or the accompanying
                                       prospectus supplement or prospectus or
                                       any other offering material relating to
                                       the MPS in any jurisdiction, other than
                                       the United States, where action for that purpose is required. No offers, sales or deliveries of the MPS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the MPS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                       The Agent has represented and agreed, and any dealer through which we may offer the MPS has represented and agreed, that it
                                       (i) will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the MPS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and
                                       (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the MPS under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers or sales of the MPS. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

ERISA Matters for Pension Plans
and Insurance Companies..............  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the MPS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                       In addition, we and certain of our
                                       subsidiaries and affiliates, including MS
                                       & Co. and Morgan Stanley DW Inc.
                                       (formerly Dean Witter Reynolds Inc.)
                                       ("MSDWI"), may each be considered a
                                       "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the MPS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the

                                       MPS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                       The U.S. Department of Labor has issued
                                       five prohibited transaction class
                                       exemptions ("PTCEs") that may provide
                                       exemptive relief for direct or indirect
                                       prohibited transactions resulting from
                                       the purchase or holding of the MPS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                       Because we may be considered a party in
                                       interest with respect to many Plans, the MPS may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or investor is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or investor the MPS will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                       Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the MPS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or
                                       84-14.

                                       Certain plans that are not subject to
                                       ERISA, including plans maintained by
                                       state and local governmental entities,
                                       are nonetheless subject to investment
                                       restrictions under the terms of
                                       applicable local law. Such restrictions
                                       may preclude the purchase of the MPS.

                                       Purchasers of the MPS have exclusive
                                       responsibility for ensuring that their
                                       purchase and holding of the MPS do not
                                       violate the prohibited transaction rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal Income
Taxation.............................  The following summary is based on the opinion of Davis Polk & Wardwell, our
                                       special tax counsel, and is a general
                                       discussion of the principal U.S. federal tax consequences to initial investors of the MPS purchasing the MPS at the Issue Price, who will hold the MPS as capital assets within the meaning of Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury Regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to an investor in light of its particular circumstances or to investors that are subject to special rules, such as:

                                       o certain financial institutions;
                                       o dealers in securities or foreign
                                         currencies;
                                       o investors holding notes as part of a
                                         hedge;
                                       o U.S. Holders, as defined below, whose
                                         functional currency is not the U.S.
                                         dollar;
                                       o partnerships;
                                       o nonresident alien individuals who have
                                         lost their United States citizenship or
                                         who have ceased to be taxed as United
                                         States resident aliens;
                                       o corporations that are treated as
                                         foreign personal holding companies,
                                         controlled foreign corporations or
                                         passive foreign investment companies;
                                       o Non-U.S. Holders, as defined below,
                                         that are owned or controlled by persons
                                         subject to U.S. federal income tax; and
                                       o Non-U.S. Holders for whom income or
                                         gain in respect of an MPS are
                                         effectively connected with a trade or
                                         business in the United States.

                                       If you are considering the purchase of
                                       MPS, you are urged to consult your tax
                                       advisors with regard to the application
                                       of the U.S. federal income tax laws to
                                       your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                       U.S. Holders

                                       This section only applies to you if you
                                       are a U.S. Holder and is only a brief
                                       summary of the U.S. federal income tax
                                       consequences of the ownership and
                                       disposition of the MPS. As used herein,
                                       the term "U.S. Holder" means a
                                       beneficial owner of an MPS that is for
                                       U.S. federal income tax purposes:

                                       o a citizen or resident of the United
                                         States;

                                       o a corporation, or other entity taxable
                                         as a corporation, created or organized
                                         in or under the laws of the United
                                         States or of any political subdivision
                                         thereof; or
                                       o an estate or trust the income of which
                                         is subject to U.S. federal income
                                         taxation regardless of its source.

                                       The MPS will be treated as "contingent
                                       payment debt instruments" for U.S.
                                       federal income tax purposes. U.S. Holders should refer to the discussion under "United States Federal
                                       Taxation--Notes--Notes Linked to
                                       Commodity Prices, Single Securities,
                                       Baskets of Securities or Indices" in the accompanying prospectus supplement for a full description of the U.S. federal income tax consequences of ownership and disposition of a contingent payment debt instrument.

                                       In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the MPS on a constant yield basis in each year that they hold the MPS, despite the fact that no stated interest will actually be paid on the MPS. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, even though no cash is paid on the MPS from which to pay such taxes. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the MPS will generally be treated as ordinary income.

                                       The rate of accrual of OID on the MPS is
                                       the yield at which we would issue a fixed
                                       rate debt instrument with terms similar
                                       to those of the MPS (our "comparable
                                       yield") and is determined at the time of
                                       the issuance of the MPS. We have
                                       determined that the "comparable yield" is
                                       an annual rate of     % compounded
                                       annually. Based on our determination of
                                       the comparable yield, the "projected
                                       payment schedule" for a MPS (assuming an
                                       issue price of $10) consists of a
                                       projected amount equal to $      due at
                                       maturity.

                                       The following table states the amount of OID that will be deemed to have accrued with respect to a MPS during each accrual period, based upon our determination of the comparable yield and the projected payment schedule:

                                                                                         TOTAL OID
                                                                           OID        DEEMED TO HAVE
                                                                        DEEMED TO      ACCRUED FROM
                                                                      ACCRUE DURING   ORIGINAL ISSUE
                                                                         ACCRUAL     DATE (PER MPS) AS
                                                                       PERIOD (PER   OF END OF ACCRUAL
                                              ACCRUAL PERIOD               MPS)           PERIOD
                                              --------------          -------------  -----------------
                                     Original Issue Date through
                                       December 31, 2003...........
                                     January 1, 2004 through
                                       December 31, 2004...........
                                     January 1, 2005 through
                                       December 31, 2005...........
                                     January 1, 2006
                                       through December 31, 2006...
                                     January 1, 2007
                                       through December 31, 2007...


                                     PS-31

                                                                                         TOTAL OID
                                                                           OID        DEEMED TO HAVE
                                                                        DEEMED TO      ACCRUED FROM
                                                                      ACCRUE DURING   ORIGINAL ISSUE
                                                                         ACCRUAL     DATE (PER MPS) AS
                                                                       PERIOD (PER   OF END OF ACCRUAL
                                              ACCRUAL PERIOD               MPS)           PERIOD
                                              --------------          -------------  -----------------
                                     January 1, 2008
                                       through December 31, 2008...
                                     January 1, 2009
                                       through  December 31, 2009..
                                     January 1, 2010
                                       through June 15, 2010.......

                                       The comparable yield and the projected
                                       payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the MPS, and we make no representation regarding the actual amounts of payments on a MPS.

                                       Non-U.S. Holders

                                       This section only applies to you if you
                                       are a Non-U.S. Holder. As used herein,
                                       the term "Non-U.S. Holder" means a
                                       beneficial owner of an MPS that is for
                                       U.S. federal income tax purposes:

                                       o a nonresident alien individual;
                                       o a foreign corporation; or
                                       o a foreign trust or estate.

                                       Tax Treatment upon Maturity, Sale,
                                       Exchange or Disposition of an MPS.
                                       Subject to the discussion below
                                       concerning backup withholding, payments
                                       on an MPS by us or a paying agent to a
                                       Non-U.S. Holder and gain realized by a
                                       Non-U.S. Holder on the sale, exchange or other disposition of an MPS, will not be subject to U.S. federal income or withholding tax, provided that:

                                       o such Non-U.S. Holder does not own,
                                         actually or constructively, 10 percent
                                         or more of the total combined voting
                                         power of all classes of stock of Morgan
                                         Stanley entitled to vote and is not a
                                         bank receiving interest described in
                                         Section 881(c)(3)(A) of the Code;

                                       o the certification required by Section
                                         871(h) or Section 881(c) of the Code
                                         has been provided with respect to the
                                         Non-U.S. Holder, as discussed below;
                                         and

                                       o such Non-U.S. Holder is not an
                                         individual who has a "tax home" (as
                                         defined in Section 911(d)(3) of the
                                         Code) or an office or other fixed place
                                         of business in the United States.

                                       Certification Requirements. Sections
                                       871(h) and 881(c) of the Code require
                                       that, in order to obtain an exemption
                                       from withholding tax in respect of
                                       payments on the MPS that are, for U.S.
                                       federal income tax purposes, treated as
                                       interest, the beneficial owner of an MPS certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your tax advisor regarding the reporting requirements, including reporting requirements for foreign partnerships and their partners.

                                       Estate Tax. Under Section 2105(b) of the
                                       Code, an MPS held by an individual who is not a citizen or resident of the United States at the time of his or her death will not be subject to U.S. federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and, at the time of such individual's death, payments with respect to such MPS would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

                                       Information Reporting and Backup
                                       Withholding. Information returns may be
                                       filed with the U.S. Internal Revenue
                                       Service (the "IRS") in connection with
                                       the payments on the MPS at maturity as
                                       well as in connection with the proceeds
                                       from a sale, exchange or other
                                       disposition. The Non-U.S. Holder may be
                                       subject to U.S. backup withholding on
                                       such payments or proceeds, unless the
                                       Non-U.S. Holder complies with
                                       certification requirements to establish
                                       that it is not a United States person, as described above. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Annex A

                   Historical MSH Index Quarterly Performance
                         (January 1995 to December 2002)

The following table sets forth the index value for the MSH Index at the end of each calendar quarter from March 1995 through December 2002 and the index percent change over each quarter. The MSH Index value at the beginning of the quarter ending March 1995 was
104.65. You cannot predict the future performance of the MSH Index based on its historical performance, and no assurance can be given as to the level of the MSH Index on any period closing date or at the maturity of the MPS. The results produced by the MSH
Index for these periods are not necessarily indicative of the results for any other historical period. Quarters which resulted in an increase in the level of the MSH Index of 15% or greater are indicated in bold typeface below.

----------------------------------------------------------------------------------------
                    MSH Index   Percentage                     MSH Index      Percentage
  Quarter Ending      Value       Change     Quarter Ending       Value         Change
----------------------------------------------------------------------------------------
March 1995            117.67       12.44%    March 1999           510.23         16.70%
June 1995             146.25       24.29%    June 1999            579.62         13.60%
September 1995        162.91       11.39%    September 1999       615.83          6.25%
December 1995         157.88       -3.09%    December 1999        920.78         49.52%
March 1996            158.25        0.23%    March 2000         1,061.99         15.34%
June 1996             162.52        2.70%    June 2000          1,015.92         -4.34%
September 1996        176.27        8.46%    September 2000       951.21         -6.37%
December 1996         191.52        8.65%    December 2000        668.22        -29.75%
March 1997            177.30       -7.42%    March 2001           524.28        -21.54%
June 1997             213.12       20.20%    June 2001            579.41         10.52%
September 1997        260.20       22.09%    September 2001       373.77        -35.49%  -----------------------------------
December 1997         223.76      -14.00%    December 2001        507.03         35.65%  Total Periods                32
March 1998            271.24       21.22%    March 2002           454.81        -10.30%  Total Periods with a
June 1998             297.90        9.83%    June 2002            332.22        -26.95%     quarterly increase
September 1998        286.89       -3.70%    September 2002       238.60        -28.18%      greater than 15%         10
December 1998         437.23       52.40%    December 2002        287.69         20.57%                               31.25%
----------------------------------------------------------------------------------------------------------------------------